Item 77D - 	Deutsche Massachusetts Tax-Free
Fund (a series of Deutsche State
Tax-Free Income Series) (the
"Fund")
Effective on or about November 1, 2017, the Fund's principal investment strategy was amended to include the following:

If a fixed income security is rated differently among the three major ratings agencies (i.e.
Moody's Investor Services, Inc., Fitch Investors
Services, Inc., and Standard & Poor's Ratings
Group), portfolio management would rely on the highest credit rating for purposes of the fund's investment policies.